EXHIBIT 99.1

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS

THIRD QUARTER 2007 FINANCIAL RESULTS

Houston, Texas (November 8, 2007)

Landry’s Restaurants, Inc. (NYSE: LNY - News; the “Company”), announced its earnings for the third quarter ended September 30, 2007.

Revenues from continuing operations for the three months ended September 30, 2007, totaled $301.9 million, as compared to $287.2 million a year earlier. Net income (loss) from continuing operations for the quarter was ($3.2) million, compared to $6.0 million reported last year. Earnings (loss) per share from continuing operations for the quarter were ($0.18), compared to $0.27 diluted reported last year. During the three months ended September 30, 2007, the company entered into a settlement agreement with its note holders whereby the interest rate on the $400.0 million Senior Notes increased from 7.5% to 9.5%, effective August 29, 2007 which will increase pre-tax interest expense by $8.0 million annually. In addition, as previously announced, the Company refinanced the Golden Nugget in June 2007, resulting in higher outstanding borrowings and associated interest expense. The impact of these items on the three months ended September 30, 2007 was approximately $4.0 million after tax or $0.22 per share – diluted. Impairment charges of $3.6 million after tax or $0.16 per share - diluted were included in the comparable period in the prior year. Same store sales for the Company’s restaurants were approximately 1% for the quarter.

The three months ended September 30, 2007 also includes a number of non-recurring costs associated with the previously announced exchange of our 7.5% Senior Notes for 9.5% Senior Exchange Notes (“New Notes”). These costs include the write off of deferred financing, consent and commitment fees of $8.4 million after-tax or $0.46 per share – diluted. In addition, as a result of exchanging the Senior Notes, two interest rate swap agreements with a notional value of $100.0 million previously qualifying for hedge accounting, along with a new interest rate swap agreement related to the $120.0 million delayed draw term loan are not designated as hedges, and the $1.9 million after tax, or $0.11 per share, decrease in the fair market value of these agreements is now recorded as a non-cash expense in the financial statements.

Revenues from continuing operations for the nine months ended September 30, 2007, totaled $896.7 million, as compared to $849.6 million a year earlier. Net earnings from continuing operations for the nine months were $28.2 million, compared to $29.6 million reported last year. Earnings per share from continuing operations for the nine months were $1.38, compared to $1.34 in the prior year. Included in earnings from continuing operations for the nine months ended September 30, 2007, are gains on property sales and investments of approximately $13.0 million after-tax, offset by costs associated with refinancing the Golden Nugget and the Senior Notes of approximately $12.8 million and approximately $1.9 million related to interest rate swaps not designated as hedges. Impairment charges of $3.6 million after tax were included in the comparable period in the prior year.

As a result of our 2006 sale of 120 Joe’s Crab Shack restaurants and closure of certain additional locations, the results of operations for these restaurants are reflected as discontinued operations in the Company’s financial statements. The loss from discontinued operations, net of taxes, for the quarter was $1.1 million or $0.07 per share compared to a loss of $35.9 million in the prior year. The 2006 loss includes impairment and store closing charges of $34.6 million, after tax. Therefore, the consolidated net loss for the quarter was $4.3 million or $0.25 per share – diluted, compared to a net loss of $30.0 million or $1.40 per share in 2006. The loss from discontinued operations, net of taxes, was $3.5 million for the nine months ended September 30, 2007 as compared to a loss of $43.0 million for the prior year and the consolidated net income (loss) for such periods were $24.7 million and ($13.4) million, or $1.21 per share – diluted and ($0.63) per share, respectively.

Rick H. Liem, Executive Vice President and Chief Financial Officer stated, “Our higher-end restaurant concepts and our hospitality and gaming businesses performed well in the third quarter, despite a difficult operating environment. We look forward to continuing our strategy of concentrating on these businesses. Furthermore, we anticipate refinancing the Landry’s debt prior to the fourth quarter of 2008 due to the put provisions under the New Notes. We will monitor the credit markets for an appropriate entry point.”

The Company’s continuing operations include restaurants primarily under the trade names Landry’s Seafood House, Chart House, Rainforest Cafe, Saltgrass Steak House and the Signature Group as well as other businesses including hotels, marinas, amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada at September 30, 2007.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the Company’s ability to refinance its debt, ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, and the Company’s inability or failure to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

Contact:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President & C.E.O.		Executive Vice President & C.F.O.
	Landry’s Restaurants, Inc.		Landry’s Restaurants, Inc.
	www.landrysrestaurants.com		www.landrysrestaurants.com

LANDRY'S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000's except per share amounts)

	FOR THE QUARTER ENDED September 30, 2007		FOR THE QUARTER ENDED September 30, 2006		FOR THE NINE MONTHS ENDED September 30, 2007		FOR THE NINE MONTHS ENDED September 30, 2006
REVENUES	$301,878	100.0%	$287,209	100.0%	$896,708	100.0%	$849,635	100.0%

COST OF REVENUES	67,843	22.5%	66,942	23.3%	199,536	22.2%	194,089	22.8%
LABOR	99,629	33.0%	93,696	32.6%	288,032	32.1%	274,290	32.3%
OTHER OPERATING EXPENSES	75,074	24.8%	74,289	25.9%	223,072	24.9%	211,434	24.9%

UNIT LEVEL PROFIT	59,332	19.7%	52,282	18.2%	186,068	20.8%	169,822	20.0%
GENERAL & ADMINISTRATIVE	14,403	4.8%	13,558	4.7%	43,912	4.9%	41,397	4.9%
PRE-OPENING COSTS	1,112	0.4%	1,799	0.6%	3,287	0.4%	5,051	0.6%
DEPRECIATION & AMORTIZATION	16,802	5.6%	14,677	5.1%	49,384	5.5%	42,002	4.9%
ASSET IMPAIRMENT EXPENSE	—	0.0%	5,225	1.9%	—	0.0%	5,225	0.6%

TOTAL OPERATING INCOME	27,015	8.9%	17,023	5.9%	89,485	10.0%	76,147	9.0%
OTHER EXPENSE (INCOME)	33,596		12,383		48,530		35,554

INCOME FROM CONTINUING OPERATIONS
BEFORE TAXES	(6,581)		4,640		40,955		40,593
TAX PROVISION (BENEFIT)	(3,379)		(1,337)		12,759		11,034

INCOME FROM CONTINUING OPERATIONS	(3,202)		5,977		28,196		29,559
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	(1,131)		(35,927)		(3,470)		(42,964)

NET INCOME (LOSS)	$(4,333)		$(29,950)		$24,726		$(13,405)

EARNINGS (LOSS) PER SHARE - BASIC:
INCOME FROM CONTINUING OPERATIONS	$(0.18)		$0.28		$1.42		$1.38
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.07)		(1.68)		(0.17)		(2.01)

NET INCOME (LOSS)	$(0.25)		$(1.40)		$1.25		$(0.63)

AVERAGE SHARES	17,650		21,350		19,850		21,350
EARNINGS (LOSS) PER SHARE - DILUTED:
INCOME FROM CONTINUING OPERATIONS	$(0.18)		$0.27		$1.38		$1.34
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.07)		(1.63)		(0.17)		(1.95)

NET INCOME (LOSS)	$(0.25)		$(1.36)		$1.21		$(0.61)

AVERAGE SHARES	17,650		22,000		20,400		22,000

EBITDA from continuing operations (earnings before interest, taxes, depreciation and amortization):

Net income	$(4,333)		$(29,950)		$24,726		$(13,405)
Add back:
Income (loss) from discontinued operations	1,131		35,927		3,470		42,964
Tax provision (benefit)	(3,379)		(1,337)		12,759		11,034
Other expense (income)	33,596		12,383		48,530		35,554
Depreciation and amortization	16,802		14,677		49,384		42,002
Asset impairment expense	—		5,225		—		5,225
EBITDA	$43,817		$36,925		$138,869		$123,374

EBITDA is not a generally accepted accounting principles ("GAAP") measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY'S RESTAURANTS, INC.

CONDENSED UNAUDITED BALANCE SHEETS

($ in Millions except per share amounts)

	September 30, 2007	December 31, 2006
	(unaudited)
Cash & equivalents	$92.7	$31.3
Other current assets	87.3	124.3

Total current assets	180.0	155.6
Property & equipment, net	1,235.8	1,207.7
Other assets	107.6	101.6

Total assets	$1,523.4	$1,464.9

Current liabilities	$218.9	$215.0
Long-term debt	886.5	710.5
Other non-current	62.7	44.7

Total liabilities	1,168.1	970.2
Total stockholders' equity	355.3	494.7

Total liabilities & equity	$1,523.4	$1,464.9

Net book value per share	$20.92	$22.35